Filed Pursuant to Rule 433

Registration No. 333-209573

August 8, 2017

PRICING TERM SHEET

$600,000,000 3.850% Notes due 2028

$500,000,000 4.950% Notes due 2047

The information in this pricing term sheet supplements the preliminary prospectus supplement and supersedes the information in the preliminary prospectus supplement to the extent inconsistent with the information in the preliminary prospectus supplement. This term sheet is qualified in its entirety by reference to the preliminary prospectus supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the preliminary prospectus supplement.

Issuer:	Noble Energy, Inc.

Format:	SEC Registered

Trade Date:	August 8, 2017

Settlement Date:	August 15, 2017 (T+5)

It is expected that delivery of the notes will be made against payment therefor on or about August 15, 2017, which is the fifth business day following the Trade Date (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade notes on the date of pricing or the next succeeding business day should consult their own advisors.

Anticipated Ratings:*	Moody’s: Baa3 (stable outlook) S&P: BBB (negative outlook) Fitch: BBB- (stable outlook)

3.850% Notes due 2028

Principal Amount:	$600,000,000

Maturity Date:	January 15, 2028

Coupon:	3.850%

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Price to Public:	99.688% of principal amount

Yield to Maturity:	3.887%

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Price/Yield:	100-24+ / 2.287%

Spread to Benchmark Treasury:	T+160 basis points

Interest Payment Dates:	January 15 and July 15, beginning January 15, 2018

Optional Redemption:	At any time prior to October 15, 2027, make whole call is as set forth in the preliminary prospectus supplement (treasury rate plus 25 basis points), plus accrued interest to the redemption date. At any time on or after October 15, 2027, at 100% of the principal amount plus accrued interest to the redemption date as set forth in the preliminary prospectus supplement.

CUSIP/ISIN:	655044 AP0 / US655044AP00

4.950% Notes due 2047

Principal Amount:	$500,000,000

Maturity Date:	August 15, 2047

Coupon:	4.950%

Price to Public:	99.643% of principal amount

Yield to Maturity:	4.973%

Benchmark Treasury:	3.000% due February 15, 2047

Benchmark Treasury Price/Yield:	102-16+ / 2.873%

Spread to Benchmark Treasury:	T+210 basis points

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2018

Optional Redemption:	At any time prior to February 15, 2047, make whole call is as set forth in the preliminary prospectus supplement (treasury rate plus 35 basis points), plus accrued interest to the redemption date. At any time on or after February 15, 2047, at 100% of the principal amount plus accrued interest to the redemption date as set forth in the preliminary prospectus supplement.

CUSIP/ISIN:	655044 AN5 / US655044AN51

***

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc. DNB Markets, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC

Co-Managers:	BNP Paribas Securities Corp. SG Americas Securities, LLC

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Academy Securities, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

Commonwealth Bank of Australia

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

ING Financial Markets LLC

Morgan Stanley & Co. LLC

Natixis Securities Americas LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1 (800) 831-9146, J.P. Morgan Securities LLC collect at 1 (212) 834-4533 or MUFG Securities Americas Inc. toll free at 1 (877) 649-6848.

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